   As filed with the Securities and Exchange Commission on January 7, 1998

                                                         Registration No.  333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            ----------------------

                                Amendment No. 1
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            ----------------------

                              WORLD AIRWAYS, INC.
            (Exact name of registrant as specified in its charter)

   Delaware                                                     94-1358276
(State or Other         13873 Park Center Road, Suite 490     (I.R.S. Employer
Jurisdiction of             Herndon, Virginia 20171         Identification  No.)
Incorporation or                (703) 834-9200
 Organization)          (Address, including zip code,
                            and telephone number,
                      including area code, of Registrant's
                          principal executive offices)

                            ----------------------

                              Russell L. Ray, Jr.
                                   President
                          and Chief Executive Officer
                              World Airways, Inc.
                    Washington Dulles International Airport
                       13873 Park Center Road, Suite 490
                            Herndon, Virginia 20171
                                (703) 834-9200
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
                               David M.  Carter
                               Hunton & Williams
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074
                                (804) 788-8200

                           -------------------------

     Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [_] _________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + + OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT + + BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY SUCH STATE.                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 SUBJECT TO COMPLETION, DATED JANUARY 7, 1998

--------------------------------------------------------------------------------

                              P R O S P E C T U S
--------------------------------------------------------------------------------

                               3,688,915 Shares
                              World Airways, Inc.

                                 Common Stock

                                 ------------

     This Prospectus covers up to 3,688,915 shares (the "Shares") of common stock (the "Common Stock") of World Airways, Inc., a Delaware corporation (the "Company" or "World Airways"). All of the Shares being registered are owned by WorldCorp, Inc. (the "Selling Stockholder"). The Shares are being registered in connection with the possible resale of those shares by Scott & Stringfellow, Inc. or such banks or financial institutions as may at such time be a pledge holder of the Shares under a loan to the Selling Stockholder (such persons being referred to herein collectively as the "Pledge Holders" and each as a "Pledge Holder" at any time that such persons hold pledged Shares). Registration of the Shares enables the Pledge Holder to sell publicly all or a portion of the Shares. Resales of the Shares may, from time to time, be made on the Nasdaq National Market (the "Nasdaq"), or other stock exchanges, in privately negotiated transactions or otherwise. The Selling Stockholder has advised the Company that it has no present intention to sell any of the Shares and is restricted from doing so as long as the Shares are pledged as collateral. See "Selling Stockholder."

     The Selling Stockholder will receive any proceeds received by a Pledge Holder from the sale of the Shares offered hereby in excess of the loan amount. The Shares only become available for sale by a Pledge Holder (or a subsequent pledgee) pursuant to this registration statement upon an event of default under such loan agreement as the Selling Stockholder and a Pledge Holder may execute from time to time (each, a "Loan Agreement"). See "Pledge Holder." The Company believes that if a Pledge Holder were to foreclose its security interest in the Shares, it would sell the Shares, from time to time, either through a standard underwriting agreement, or in transactions involving broker-dealers who might act as agent and/or acquire Shares as principal.

     The Common Stock is listed on the Nasdaq under the trading symbol "WLDA." The reported closing price on the Nasdaq on January 6, 1998 was $6.75 per share.

                          ---------------------------

See "Risk Factors" beginning on Page 3 for a discussion of certain risk factors that should be considered in connection with an investment in the Common Stock offered hereby.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January __, 1998
--------------------------------------------------------------------------------

                                  THE COMPANY

     World Airways, Inc. ("World Airways" or the "Company") is a global provider of long-range passenger and cargo air transportation outsourcing services to major airlines under fixed rate, multi-year contracts. The Company's passenger and freight operations currently employ 12 wide-body aircraft which are operated under contracts primarily with Pacific Rim airlines. These contracts generally require the Company to supply aircraft, crew, maintenance and insurance ("ACMI" or "wet lease"), while the Company's customers are responsible for a large portion of the other operating expenses, including fuel. World Airways' airline customers have determined that outsourcing a portion of their wide-body passenger and cargo requirements can be less expensive, and offers greater operational and financial flexibility, than purchasing new aircraft and additional spare parts required for such aircraft.

     World Airways also leads a contractor teaming arrangement that is one of the largest suppliers of commercial airlift services to the United States Air Forces Air Mobility Command ("USAF").

     The Company, which was founded in 1948, has been providing ACMI contract services since 1973. Management believes that, as a result of a July 1996 restructuring of its operations to concentrate on ACMI contract services, and because it is a U.S. certificated "flag" carrier, the Company is well-positioned to benefit from the growth in the global air passenger and air cargo markets, particularly in the Pacific Rim region and South America, where the Company has concentrated a significant amount of its resources.

     World Airways restructured its business in July 1996 to focus on ACMI contract services, taking a one-time charge of $21.0 million as of June 30, 1996. As a result, the Company terminated all scheduled services on October 27, 1996. World Airways' block hours flown from continuing operations increased approximately 12% in the first nine months of 1997 over the first nine months of 1996 and increased approximately 23% in the year ended December 31, 1996 over the year ended December 31, 1995. In addition, the Company had operating revenues of approximately $240.6 million and $227.3 million for the first nine months of 1997 and 1996, respectively, and operating revenues of approximately $309.6 million and $242.4 million for 1996 and 1995, respectively. Due to accelerated maintenance on two MD-11s in June 1997, the Company's block hours flown from continuing operations increased by 1% in the second quarter of 1997 as compared to the same period of the previous year. These aircraft are now available for operation. See "Risk Factors--Aircraft Fleet."

     The Company operates a fleet of eight MD-11 and four DC10-30 wide-body aircraft. The average age of the MD-11 fleet is 3.2 years. World Airways' overall fleet age averages 8.1 years. When appropriate, the Company will add to this fleet to accommodate the needs of new and existing customers. The Company believes that aircraft are available at commercially reasonable rates for this purpose.

     World Airways principal executive offices are located at 13873 Park Center Road, Suite 490, Herndon, Virginia 20171, and its telephone number is (703) 834-9200.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995:

     World Airways desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. World Airways wishes to caution readers that this Prospectus contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of significant financial leverage, competition, demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in World Airways' filings with the Securities and Exchange Commission and set forth herein, including risk factors disclosed in World Airways' Form 10-K for the fiscal year ended December 31, 1996 and those discussed in "Risk Factors." See "Risk Factors." These risks could cause World Airways' actual results for 1997 and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, World Airways.

                                 RISK FACTORS

Risks Related to World Airways

Significant Financial Leverage

     World Airways is highly leveraged. The Company issued $50.0 million aggregate principal amount of 8% Convertible Senior Subordinated Debentures due 2004 in August 1997 (the "Debentures"). World Airways incurred substantial debt and lease commitments during the past three years in connection with its acquisition of MD-11 aircraft and related spare parts. In addition, World Airways has significant future long-term obligations under aircraft lease obligations relating to its aircraft.

     As of September 30, 1997, the Company had outstanding $76.3 million in long-term debt and capital leases, with expected debt service and capital lease expense of $1.9 million for the three months ending December 31, 1997 and $16.3 million for the year ending December 31, 1998. The Company currently has incurred, and will continue to incur, significant annual cash fixed charge expenses. On September 18, 1997, the Company purchased 3,227,000 shares of its Common Stock from WorldCorp for approximately $24.7 million in cash. In the event that the Company repurchases additional shares of Common Stock, total stockholders' equity would be reduced by the amount of purchase price for such Common Stock.

     The degree to which World Airways is leveraged could have important consequences to holders of the Shares, including the following: (i) World Airways' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be limited;
(ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) World Airways' degree of leverage and related debt service obligations, as well as its obligations under operating leases for aircraft, may make it more vulnerable than some of its competitors in a prolonged economic downturn; (iv) World Airways' ability to meet its payment obligations under existing and future indebtedness, capital leases and operating leases may be limited; and (v) World Airways' financial position may restrict its ability to pursue new business opportunities and limit its flexibility in responding to changing business conditions.

Liquidity and Capital Resources

     World Airways' cash and cash equivalents at September 30, 1997 and December 31, 1996 were $28.2 million and $7.0 million, respectively. As is common in the airline industry, World Airways operates with a working capital deficit. At September 30, 1997, World Airways' current assets were $49.3 million and current liabilities were $54.9 million. World Airways has substantial long-term aircraft lease obligations with respect to its current aircraft fleet. Although there can be no assurances, World Airways believes that its existing contracts and additional business which it expects to obtain in the near term, along with its existing cash and proposed financing arrangements will be sufficient to allow World Airways to meet its cash requirements related to debt service and the operating and capital requirements for its continuing operations for the next 12 months.

     In October 1997, World Airways reached an agreement in principal with a financial institution for a credit facility of up to $25.0 million to be collateralized by certain receivables and spare parts. If World Airways closes this transaction, the proceeds would be used to increase working capital and for general corporate purposes. No assurances can be given, however, that the agreement will be ultimately completed.

     In 1996, World Airways instituted a program to purchase up to one million shares of its publicly-traded Common Stock pursuant to open market transactions. As of September 30, 1997, World Airways had purchased 770,000 shares of Common Stock at an aggregate cost of approximately $7.8 million pursuant to such program. WorldCorp and World Airways have entered into an agreement for the repurchase of 4,000,000 shares of Common Stock owned by WorldCorp. On September 18, 1997, the Company purchased 3,227,000 shares of Common Stock from WorldCorp at a purchase price of $7.65 per share. See "--Limitations on Repurchase of Debentures Upon a Repurchase Event."

     In the event that World Airways enters into leases for additional aircraft, World Airways will need to make capital expenditures for additional spare engines and parts. No assurances can be given, however, that World Airways will obtain all of the financing required for such capital expenditures.

Dependence Upon Key Customers

     World Airways' business relies heavily on its contracts with Malaysian Airlines System Berhad ("Malaysian Airlines"), Philippine Airlines, Inc. ("Philippine Airlines"), P.T. Garuda Indonesia ("Garuda") and the United States Air Forces Air Mobility Command ("USAF") . For the first nine months of 1997, these customers provided 23%, 34%, 13% and 22%, respectively, of World Airways' revenues and 25%, 36%, 13% and 14%, respectively, of total block hours. In 1996, these customers accounted for 34%, 15%, 13% and 25%, respectively, of World Airways' revenues and 42%, 17%, 14%, and 17%, respectively, of total block hours flown from continuing operations. As a result of teaming arrangements, World Airways has been awarded one of the largest USAF fixed awards under the Civil Reserve Air Fleet ("CRAF") program for the U.S. Government's 1997-98 fiscal year. World Airways, however, cannot determine how the reduction in overall Defense Department spending may affect arrangements with the USAF in future years. The loss of any of these contracts with these key customers, a renegotiation of the terms of these contracts or a substantial reduction in business from any of them, if not replaced, could have a material adverse effect on the financial condition or results of operations of World Airways. Although World Airways' customers bear the financial risk of filling the World Airways' aircraft with passengers or cargo, World Airways can be affected adversely if its customers are unable to operate its aircraft profitably, or if one or more of World Airways' customers experience a material adverse change in their market demand, financial condition or results of operations. Under these circumstances, World Airways can be adversely affected by receiving delayed or partial payments or by receiving customer demands for rate and utilization reductions, flight cancellations, and/or early termination of their agreements.

     World Airways presently operates two MD-11 passenger aircraft for Philippine Airlines under an agreement with high minimum monthly utilization levels. Philippine Airlines, however, is experiencing financial difficulties, and since March 1997 had been making monthly lease payments to the Company on an installment basis according to a payment plan agreed to by the Company and Philippine Airlines at the beginning of each month. On July 11, 1997, World Airways agreed to shift two of the four MD-11s originally operating for Philippine Airlines to other customers during the third quarter. As of September 30, 1997, Philippine Airlines is in compliance with its agreements with the Company and has reconfirmed its commitment to operate the remaining two MD-11s currently in its fleet until February 1998. Failure by Philippine Airlines to meet its aircraft lease obligations, if not offset by other business, would have a material adverse effect on the financial condition, cash flows and results of operations of the Company.

     The Company was recently informed that Malaysian Airlines received notice from the Malaysian Hadj Board that Malaysian Airlines will not participate in the 1998 Hadj pilgrimage. Notwithstanding, Malaysian Airlines has assured the Company that it will honor its contractual obligations, described above. For the nine months ended September 30, 1997, the Company received approximately $17.0 million in revenues as a result of aircraft provided to Malaysian Airlines for 1997 Hadj operations.

     On July 3, 1997, World Airways entered a binding Memorandum of Agreement with Viacao Aereo Sao Paulo ("VASP") for the lease of two MD-11 passenger aircraft for a six-month term with a six-month renewal option. The Company is currently negotiating the terms of this lease with VASP, with commencement anticipated for no earlier than early 1998. The loss of this agreement, a renegotiation of its terms or a substantial reduction of business for VASP, if not replaced, could have a material adverse effect on the financial condition or results of operations of World Airways.

Geographic Concentration

     World Airways derives a significant percentage of its revenues and block hours from its operations in the Pacific Rim region. While World Airways believes the Pacific Rim region is a growth market for air transportation, any economic decline or any military or political disturbance in this area may interfere with World Airways' ability to provide service and could have a material adverse effect on the financial condition or results of operations of World Airways.

Operating Losses

     While World Airways generated operating income each year from 1987 through 1992 and in 1995, it sustained operating losses in 1993 and 1994 of $7.3 million and $5.2 million, respectively, and net losses of $9.0 million in each of these two years. For the year ended December 31, 1996, World Airways incurred a net loss of $14.0 million, which resulted from operating losses incurred in World Airways' scheduled service operations, which were discontinued in 1996, and the related estimated loss on disposal. Earnings from continuing operations were $18.4 million for 1996. While World Airways expects to generate operating income for 1997 there can be no assurance that World Airways will be able to generate operating income in future years.

Limitations on Repurchase of Debentures Upon a Repurchase Event

     Failure by World Airways to effect the repurchase of at least 4.0 million shares of its Common Stock within 150 days after the original issue of the Debentures is a Repurchase Event (as defined in the indenture governing the Debentures (the "Indenture")). In the event of a Repurchase Event, each holder of the Debentures will have the right, at the holder's option, to require World Airways to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. World Airways' ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of World Airways' Senior Indebtedness (as defined in the Indenture) and the subordination provisions of the Indenture. The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness (as defined in the Indenture) of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Debentures upon a repurchase may be limited by financial covenants contained in the Company's Senior Indebtedness (as defined in the Indenture). Further, the ability of World Airways to repurchase Debentures upon a Repurchase Event will be dependent on the Company's ability to raise sufficient funds through additional borrowings or equity sales and compliance with applicable securities laws. Accordingly, there can be no assurance that World Airways will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of World Airways, nor would the requirement that World Airways offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving World Airways.

Utilization of Aircraft

     Due to the large capital costs of leasing and maintaining World Airways' aircraft, each of World Airways' aircraft must have high utilization at attractive rates in order for World Airways to operate profitably. Although World Airways' strategy is to enter into long-term contracts with its customers, the terms of World Airways' existing customer contracts are substantially shorter than the terms of World Airways' lease obligations with respect to the aircraft. As mentioned above, a significant portion of World Airways' contract backlog at September 30, 1997, relates to its contracts with Malaysian Airlines. In addition, a significant portion of World Airways' current contracts expire near the end of 1997. There can be no assurance that World Airways will be able to enter into additional contracts with new or existing customers or that it will be able to obtain enough additional business to fully utilize each aircraft. World Airways' financial results could be materially adversely affected even by relatively brief periods of low aircraft utilization and yields. In order to maximize aircraft utilization, World Airways does not intend to acquire new aircraft unless such aircraft would be necessary to service existing needs or World Airways has obtained additional ACMI contracts for the aircraft to service. World Airways is seeking to obtain additional ACMI contracts with new and existing customers, to which such new aircraft would be dedicated when placed in service, but World Airways can provide no assurance that it will obtain new ACMI contracts or that existing ACMI contracts will be renewed or extended.

Aircraft Fleet

     Most of the aircraft in World Airways' existing fleet are contractually dedicated by World Airways to the service of individual customers, with limited aircraft available to provide back-up capability. Therefore, in the event the use of one or more of World Airways' aircraft was lost and if it were unable to obtain substitute aircraft, World Airways might have difficulty fulfilling its obligations under one or more of these contracts. On October 24, 1997 one of the Company's MD-11 aircraft was damaged upon landing. The aircraft will be out of service for approximately three months while certain repairs are made. The Company expects insurance to cover repair and certain related costs, but expects that the Company's loss of revenues that would have been generated by the aircraft's use will have an adverse effect on the Company's financial condition and results of operations for the fourth quarter of 1997. Also, if World Airways is successful in entering into additional agreements to use its aircraft fleet on a year-round as opposed to seasonal basis, World Airways will have fewer aircraft available to meet the peak seasonal demands for its traditional customers such as Garuda for the Hadj pilgrimage and the USAF for short-term expansion flying. To continue to meet the peak seasonal demand requirements of its customers, World Airways will have to acquire additional aircraft on short-term leases. World Airways has historically been successful in obtaining MD-11 and DC10-30 aircraft and the financing necessary for the acquisition of such aircraft. There can be no assurance, however, that World Airways will be able to lease such aircraft or a satisfactory substitute, that the terms of such leases will be favorable to World Airways or that World Airways will be able to obtain satisfactory financing necessary for the acquisition of such aircraft in the future. Moreover, World Airways may decline to renew most of its MD-11 leases, which are renewable at the Company's option for 10 one-year extensions in years six through 15 of the lease term. However, the failure to renew such leases would result in penalties.

Aging DC10-30 Aircraft

     World Airways' existing fleet includes four DC10-30 aircraft which were manufactured between 1974 and 1988. Manufacturer Service Bulletins ("Service Bulletins") and the FAA's Airworthiness Directives ("Directives") issued under its "Aging Aircraft" program could cause DC10-30 aircraft operators to be subject to extensive aircraft examinations and require DC10-30 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that Service Bulletins or Directives applicable to the types of aircraft or engines included in World Airways' fleet could be issued in the future. The cost of compliance with Directives and Service Bulletins cannot currently be estimated, but could be substantial and could have a material adverse effect on the financial condition or results of operations of World Airways.

Reliance on Others

     World Airways has entered into agreements with contractors, including other airlines, to provide certain facilities and services required for its operations, including all of World Airways' off-wing engine maintenance and most airframe maintenance. World Airways has also entered into agreements with contractors to provide security, ground handling and personnel training. Although World Airways believes that there are many advantages to outsourcing these activities, the failure of these contractors to provide essential services that are not otherwise entirely within the control of World Airways could have a material adverse effect on the financial condition or results of operations of World Airways.

Maintenance

     Engine maintenance accounts for most of World Airways' annual maintenance expenses. Typically, the hourly cost of engine maintenance increases as the aircraft ages. World Airways outsources major airframe maintenance and power plant work to several suppliers. World Airways has a 10-year contract expiring in August 2003 with United Technologies Corporation's Pratt & Whitney Group for all off-wing maintenance on the PW 4462 engines that power its MD-11 aircraft. Under this contract, the manufacturer agreed to provide such maintenance services at a cost not to exceed specified rates per engine flight hour during the term of the contract. World Airways' maintenance costs associated with the MD-11 aircraft and PW 4462 engines have been significantly reduced due in part to manufacturer guarantees and warranties, which began to expire in 1995 and which will fully expire by 1998. In addition, the specified rate per engine flight hour is subject to annual escalation, increasing substantially in 1998.

Accordingly, while World Airways believes the terms of this agreement have resulted in lower engine maintenance costs than it otherwise would incur, engine maintenance costs will increase substantially during the last five years of the agreement. World Airways has begun to accrue these increased expenses in 1997 and such expenses will continue to increase during the remainder of the term of the contract as World Airways' aircraft fleet ages.

Shareholders Agreement with MHS; Limitation on Voting by Foreign Citizens

     MHS Berhad ("MHS") currently owns 24.9% of the outstanding Common Stock. Under the Shareholders Agreement, WorldCorp has agreed to vote its shares of World Airways Common Stock to elect the number of directors nominated by MHS that represent MHS' proportionate interest in World Airways, but in no event less than two directors. In addition, World Airways is not permitted to consummate the sale of all or substantially all of its business or make a fundamental change in its line of business without the approval of the directors designated by MHS. Accordingly, MHS could block World Airways from entering into a transaction or taking actions that could be in the best interests of stockholders. Notwithstanding any other provision of the Shareholders Agreement, if without the prior written consent of MHS, World Airways sells all or substantially all of its business or fundamentally changes its line of business, then MHS has the right to require WorldCorp to purchase all or part of MHS' shares at fair market value, which could have the effect of discouraging WorldCorp from taking certain actions that could be in the best interests of other stockholders of World Airways. See "--World Airways' NOLs." The Shareholders Agreement terminates if either WorldCorp's or MHS' ownership interest falls below 5% of the outstanding capital stock of World Airways. The Shareholders Agreement provides that if WorldCorp were to dispose of its holdings in the Company with the result that WorldCorp's ownership interest in the Company falls below 51% of the outstanding shares of Common Stock, then MHS may either sell its shares to a third party or require WorldCorp to sell a pro rata number of shares held by MHS to the party purchasing WorldCorp's shares. Pursuant to this provision, as a result of the repurchase of 3,227,000 shares of common stock by World Airways from WorldCorp, MHS has the right to sell 773,000 shares of common stock. Accordingly, WorldCorp, MHS and the Company have engaged in preliminary discussions as to the potential repurchase of common stock owned by MHS. The Company anticipates that these discussions will continue, although there can be no assurance that these discussions will result in any stock repurchase from MHS. Should MHS not exercise its right to sell the 773,000 shares of common stock, the Company currently intends to repurchase the shares from WorldCorp.

     Under applicable regulatory restrictions, because World Airways is a U.S. certificated flag carrier, no more than 25% of the voting stock of World Airways may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens ("Foreign Citizens"). World Airways' Certificate of Incorporation and Bylaws provide that no shares of capital stock may be voted by or at the direction of Foreign Citizens unless such shares are registered on a separate stock record (the "Foreign Stock Record"). No shares of Common Stock owned by Foreign Citizens will be registered on the Foreign Stock Record of World Airways to the extent that the aggregate ownership by Foreign Citizens reflected in the Foreign Stock Record would exceed 25% of World Airways' outstanding shares of Common Stock.

Employee Relations

     World Airways' flight attendants are represented by the International Brotherhood of Teamsters (the "Teamsters") under a collective bargaining agreement which expires in August 2000. World Airways is contractually obligated to permit many of its customers to deploy their own flight attendants on contracted World Airways flights. World Airways' flight attendants challenged the use of foreign flight attendant crews on World Airways' flights for Malaysian Airlines and Garuda which has historically been World Airways' operating procedure. While the arbitrator in this matter recently denied the union's request for back pay to affected flight attendants for flying relating to the 1994 Hadj, the arbitrator concluded that World Airways' contract with its flight attendants requires World Airways to first actively seek profitable business opportunities that require using World Airways' flight attendants, before World Airways may accept wet lease business opportunities that use the flight attendants of World Airways' customers. World Airways can provide no assurances as to how the imposition of this requirement will affect World Airways' financial condition or results of operations. World Airways' cockpit crew members, who are also represented by the Teamsters, are subject to a four-year collective bargaining agreement expiring in June 1998. World Airways is unable to predict whether any of its employees not currently represented by a labor union, such as World Airways' maintenance personnel, will elect to be represented by a labor union or collective bargaining unit. The election of such employees for representation in such an organization could result in employee compensation and working condition demands that could have a material adverse effect on the financial condition or results of operations of World Airways.

World Airways' NOLs

     As of December 31, 1996, World Airways had net operating loss carryforwards ("NOLs") for federal income tax purposes of $103.8 million ($29.0 million of which is subject to a $6.9 million annual limitation as a result of an ownership change of World Airways for tax purposes in 1991). These NOLs, if not utilized to offset taxable income in future periods, would expire between 1998 and 2011. Use of World Airways' NOLs in future years could be further limited if an ownership change were to occur in the future. World Airways believes that neither the sale of common stock in its initial public offering nor the purchase of 3,227,000 shares of its Common Stock from WorldCorp caused an ownership change. However, the application of the Internal Revenue Code (the "Code") in this area is subject to interpretation by the Internal Revenue Service. The NOLs are subject to examination by the IRS and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. In addition, conversion of the Debentures or future transactions in the Common Stock, or the common stock of the Company's stockholders may cause an ownership change, which could result in a substantial reduction in the annual limitation in the use of the NOLs and the loss of a substantial portion of the NOLs available to the Company.

Seasonality

     Historically, World Airways' business has been significantly affected by seasonal factors. During the first quarter, World Airways typically experiences lower levels of utilization and yields due to lower demand for passenger and cargo services relative to other times of the year. World Airways experiences higher levels of utilization and yields in the second quarter, principally due to peak demand for commercial passenger services associated with the annual Hadj pilgrimage. In 1997, World Airways' flight operations associated with the Hadj pilgrimage occurred from March 15 to May 20. Because the Islamic calendar is a lunar-based calendar, the Hadj pilgrimage occurs approximately 10 to 12 days earlier each year relative to the Western (Gregorian) calendar. As a result, revenues resulting from future Hadj pilgrimage contracts will continue to shift from the second quarter to the first quarter over the next several years. World Airways believes that its contracts with Malaysian Airlines and the USAF should lessen the effect of these seasonal factors.

Legal and Administrative Proceedings

     World Airways has periodically received correspondence from the FAA with respect to minor noncompliance matters. In November 1996, as the FAA has increased its scrutiny of U.S. airlines, World Airways was assessed a preliminary fine of $810,000 in connection with certain security violations by ground handling crews contracted by World Airways for services at foreign airport locations. Under 49 U.S.C. 46301, any violation of pertinent provisions of 49 U.S.C. 40101 or related rules is subject to a civil penalty for each violation. Upon review of the evidence or facts and circumstances relating to the violation, the statute allows for the compromise of proposed civil penalties. The penalties were proposed by the FAA in connection with recent inspections at foreign airport facilities and relate primarily to ground handling services provided by World Airways' customers in connection with their operations; specifically, the inspection procedures of its aircraft, passengers and associated cargo. In each of these instances, World Airways was in compliance with international regulations, but not the more stringent U.S. requirements. Despite the fact that the flights in question did not originate or terminate in the United States, World Airways has taken steps to comply with the U.S. requirements. In September 1997, the Company entered into a consent order and settlement agreement with the FAA in connection with the above-mentioned alleged violations. Pursuant to such agreement, the Company is liable for a sum of $610,000, of which $405,000 was paid in September. The remaining $205,000 was suspended and will be forgiven if the Company complies with the provisions of the settlement agreement, including not incurring any security violations during the one-year period following execution of the settlement agreement. While World Airways believes it is currently in compliance in all material respects with all appropriate standards and has all required licenses and authorities, any material non-compliance by World Airways therewith or the revocation or suspension of licenses or authorities could have a material adverse effect on the financial condition or results of operations of World Airways.

     In addition, World Airways is party to routine litigation and administrative proceedings incidental to its business, none of which is believed by World Airways to be likely to have a material adverse effect on the financial condition of World Airways.

Possible Volatility of Stock Price

     The market price of the Common Stock has been subject to significant fluctuations in response to World Airways' operating results and other factors. The market price of the shares of the Common Stock has varied significantly and may be volatile depending on news announcements and changes in general market conditions. In particular, news announcements regarding quarterly results of operations, competitive developments, litigation or governmental regulatory actions impacting the Company may adversely affect the Common Stock price. In addition, because the number of shares of Common Stock held by the public is relatively small, the sale of substantial number of shares of the Common Stock in a short period of time could adversely affect the market price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline in the future.

Anti-takeover Provisions; Certain Provisions of Delaware Law, Certificate of Incorporation and Bylaws

     Certain provisions of Delaware law, World Airways' Certificate of Incorporation and Bylaws and the Shareholders Agreement could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of World Airways. Certain of these provisions allow World Airways to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the holders of Common Stock. The issuance of preferred stock of World Airways could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. In addition, the Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage an acquisition proposal for World Airways.

Control by WorldCorp; Potential Conflicts of Interest

     As of September 30, 1997, WorldCorp owned approximately 46.3% of the outstanding Common Stock. WorldCorp is a holding company that owns positions in two companies: InteliData Technologies Corporation and World Airways. WorldCorp is highly leveraged and therefore requires substantial funds to cover debt service each year. As a holding company, all of WorldCorp's funds are generated through its subsidiaries, neither of which is expected to pay dividends in the foreseeable future. As a result of WorldCorp's cash requirements, it may be required to sell additional shares of Common Stock during 1997 and 1998, and such sales, or the threat of such sales, could have a material adverse effect on the market price of the Common Stock. In addition, WorldCorp's obligations under the Loan Agreement are, or will, be collateralized by the Shares. If a default occurs under a Loan Agreement and WorldCorp is unable to repay such borrowings, such Pledge Holder would have the right to exercise the remedies available to secured creditors under applicable law and pursuant to such Loan Agreement. Accordingly, upon an event of default under a Loan Agreement, the Shares may be sold by such Pledge Holder to cover WorldCorp's obligations to such Pledge Holder. Any such sale or the threat of such sale, could have a material adverse effect on the market price of the Common Stock. Except as limited by contractual arrangements with MHS, WorldCorp also is in a position to control the outcome of many issues submitted to World Airways' stockholders, including the election of all of World Airways' Board of Directors, adoption of amendments to World Airways' Certificate of Incorporation, and approval of mergers.

Risks Related to the Air Transportation Industry

Cyclical Nature of Air Carrier Business

     World Airways operates in a challenging business environment. The air transportation industry is highly sensitive to general economic conditions. Since a substantial portion of passenger airline travel (both business and personal) is discretionary, the industry tends to experience severe adverse financial results during general economic downturns and can be adversely affected by unexpected global political developments. The financial results of air cargo carriers are also adversely affected by general economic downturns due to the reduced demand for air cargo transportation. In 1993 and 1994, the combination of a generally weak global economy and the depressed state of the air transportation industry adversely affected World Airways' operating performance. Although World Airways recently has experienced a growth in demand for its services, such that block hours flown from continuing operations increased 12% for the first nine months of 1997 over the same period in 1996 and by 23% for 1996 over 1995, there can be no assurance that this level of growth will continue.

Competition

     The market for outsourcing air passenger and cargo ACMI services is highly competitive. Certain of the passenger and cargo air carriers against which World Airways competes possess substantially greater financial resources and more extensive facilities and equipment than those which are now, or will in the foreseeable future become, available to World Airways. World Airways believes that the most important bases for competition in the ACMI outsourcing business are the age of the aircraft fleet, the passenger, payload and cubic capacities of the aircraft, and the price, flexibility, quality and reliability of the air transportation service provided. Competitors in the ACMI outsourcing market include MartinAir Holland, Tower Air and American TransAir and all-cargo carriers, such as Atlas Air, Gemini Air Cargo, Polar Air Cargo and Kitty Hawk, and scheduled and non-scheduled passenger carriers which have substantial belly capacity. The ability of World Airways to continue to grow depends upon its success in convincing major international airlines that outsourcing some portion of their air passenger and cargo business remains more cost-effective than undertaking passenger or cargo operations with their own incremental capacity and resources. The allocation of military air transportation contracts by the USAF is based upon the number and type of aircraft a carrier, alone or through a teaming arrangement, makes available for use in times of national emergencies. The formation of competing teaming arrangements comprised of larger partners than those sponsored by World Airways, an increase by other air carriers in their commitment of aircraft to the emergency program, or the withdrawal of World Airways' current partners, could adversely affect the size of the USAF contracts, if any, which are awarded to World Airways in future years.

Regulation

     World Airways is subject to government regulation and control under the laws of the United States and the various other countries in which it operates. It is also governed by bilateral air transport services agreements between the U.S. and the countries to which World Airways provides airline service. World Airways is subject to Title 49 of the United States Code (the "Transportation Code"), under which the Department of Transportation (the "DOT") and the Federal Aviation Administration (the "FAA") exercise regulatory authority.
Additionally, foreign governments assert jurisdiction over air routes and fares to and from the U.S., airport operation rights and facilities access. Due to its participation in CRAF, World Airways is subject to inspections approximately every two years by the USAF as a condition to retaining its eligibility to provide military charter flights. The USAF may terminate its contract with World Airways if World Airways fails to pass such inspection or otherwise fails to maintain satisfactory performance levels. World Airways has periodically received correspondence from the FAA with respect to minor noncompliance matters.

Insurance Coverage and Expenses

     World Airways is exposed to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and the consequent temporary or permanent loss from service, but also significant potential claims of injured passengers and others. World Airways is required by the DOT to carry liability insurance on each of its aircraft. Although World Airways believes its current insurance coverage is adequate and consistent with the current industry practice, there can be no assurance that the amount of such coverage will not be changed or that World Airways will not bear substantial losses from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the financial condition or results of operations of World Airways. In addition, World Airways' insurance expenses could significantly increase if World Airways were to provide service to destinations where military action is taking place. Any such increases in expenses could have a material adverse effect on the financial condition or results of operations of World Airways. As is customary in the airline business, World Airways has no business interruption insurance. Any extended interruption of World Airways' operations due to the loss, or unavailability due to unscheduled servicing or repair, or lack of availability of substitute aircraft could have a material adverse effect on the financial condition or results of operations of World Airways.

Aviation Fuel

     The air transportation industry in general is affected by the price and availability of aviation fuel. Both the cost and availability of aviation fuel are subject to many economic and political factors and events occurring throughout the world and remain subject to the various unpredictable economic and market factors that affect the supply of all petroleum products. Fluctuations in the price of fuel have not had a significant impact on World Airways' operations in recent years because, in general, World Airways' ACMI contracts with its customers limit World Airways' exposure to increases in fuel prices. However, a substantial increase in the price or the unavailability of aviation fuel could have a material adverse effect on the air transportation industry in general and the financial condition and results of operations of World Airways.

                                USE OF PROCEEDS

     Proceeds from the sale of the Shares will be received directly by the Selling Stockholder and/or by the Pledge Holders. See "Selling Stockholder."

                             PLAN OF DISTRIBUTION

     Resales of the Shares may, from time to time, be made on the Nasdaq or in privately negotiated transactions or otherwise. The Shares covered by this Prospectus are being registered for the benefit of the Pledge Holders, thus enabling a Pledge Holder to sell publicly all or a portion of the Shares. A Pledge Holder may from time to time offer such Shares through underwriters, dealers or agents. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Pledge Holder in connection with such sales of common stock. The Pledge Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the common stock offered, and any profits realized or commissions received may be deemed underwriting compensation. The Shares have been listed on the Nasdaq.

                            SELLING SECURITYHOLDER

     The Selling Stockholder is WorldCorp. As of December 17, 1997, the Selling Stockholder owned 3,702,000 shares of the Company's Common Stock. The Selling Stockholder has advised the Company that it has no present intention to sell any of the Shares pursuant to this Registration Statement. Further, the Selling Stockholder cannot sell any of the Shares so long as they are pledged as collateral.

     The Shares are being registered pursuant to the terms of a Loan Agreement between Scott & Stringfellow, Inc. and WorldCorp and such other Loan Agreements as the Selling Stockholder and a Pledge Holder may execute from time to time. WorldCorp has agreed to bear the expenses in connection with the shelf registration of the Shares. WorldCorp and the Company have agreed, or will agree, to indemnify each Pledge Holder against certain liabilities, including liabilities under applicable securities laws or contribute to payments any such Pledge Holder may be required to make in respect thereof. The Company has agreed to maintain the effectiveness of the Registration Statement so long as any such Pledge Holder holds any of the Shares as collateral.

                                 PLEDGE HOLDER

     The Selling Stockholder will receive any proceeds received by a Pledge Holder from the sale of the Shares offered hereby in excess of the loan amount. The Shares only become available for sale by a Pledge Holder (or a subsequent pledgee) pursuant to this registration statement upon an event of default under the respective Loan Agreement. The Company believes that if a Pledge Holder were to foreclose its security interest in the Shares, it would sell the Shares, from time to time, either through a standard underwriting agreement, or in transactions involving broker-dealers who might act as agent and/or acquire Shares as principal. From time to time, a Pledge Holder may engage in transactions with, or perform services for, the Company or the Selling Stockholder or their affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

     The financial statements and schedule of World Airways as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     World Airways is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by World Airways may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices:
Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. World Airways' Common Stock is traded on Nasdaq under the symbol "WLDA."

     The Company has filed with the Commission the Registration Statement on Form S-3 under the Securities Act for the offering of the Securities made by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered pursuant to this Prospectus, refer to the Registration Statement and the exhibits and schedules thereto, all of which may be inspected without charge or copied at the Commission's offices (at the locations described above) and copies of which may be obtained at prescribed rates from the Public Reference Section of the Commission (at the locations described above). Statements made in this Prospectus about the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) World Airways' Annual Report on Form 10-K for the fiscal year ended December 31, 1996,
(ii) World Airways' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, all filed pursuant to Section 13 or 15(d) of the Exchange Act, (iii) World Airways Current Reports on Form 8-K dated July 7, 1997, July 14, 1997 and October 2, 1997, and (iv) the description of World Airways' Common Stock contained in World Airways' Registration Statement on Form 8-A, filed with the Commission on August 8, 1995 pursuant to
Section 12 of the Exchange Act. All other documents filed by World Airways with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     World Airways will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to: Investor Relations, World Airways, Inc., 13873 Park Center Road, Suite 490, Herndon, Virginia 20171 (telephone: (703) 834-9200).

================================================================================

  No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or any Selling Security Holder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             --------------------

                               TABLE OF CONTENTS


                                                                        Page
                                                                        ----
The Company...............................................................2
Risk Factors..............................................................3
Use of Proceeds..........................................................11
Plan of Distribution.....................................................11
Selling Securityholder...................................................11
Pledge Holder............................................................11
Legal Matters............................................................12
Experts..................................................................12
Available Information....................................................12
Incorporation of Certain Information by Reference........................13


                              WORLD AIRWAYS, INC.




                                3,688,915 Shares

                                  Common Stock






                             --------------------

                                  PROSPECTUS

                             --------------------




                               January __, 1998


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. No portion of such expenses are to be borne by the Selling Securityholder. All expenses other than the SEC registration fee and the Nasdaq listing fee are estimated.

SEC registration fee................................................   $7,758.00
Nasdaq listing fee..................................................           0
Accounting fees and expenses........................................       6,500
Legal fees and expenses.............................................      10,000
Miscellaneous.......................................................       1,742
    Total...........................................................   ---------
                                                                       $  26,000
                                                                       =========

Item 15.  Indemnification of Directors and Officers.


     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all person whom it may indemnify pursuant thereto. In addition, the Registrant's Amended and Restated Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b) (7)").


     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b) (7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Item 16.  Exhibits.

                                 EXHIBIT INDEX

Exhibit
Number         Description
------         -----------
   3.1         Amended and Restated Certificate of Incorporation of the
               Company (incorporated by reference to Exhibit 3.1 of the
               Company's Registration Statement on Form S-1, as amended
               (Commission File No. 33-95488) filed on August 8, 1995 (the
               "Form S-1").
   3.2         Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Form S-1).
   5.1         Opinion of Hunton & Williams regarding the legality of the securities being registered.
  23.1         Consent of KPMG Peat Marwick LLP.
  23.2         Consent of Hunton & Williams (included in Exhibit 5.1).
  24.1         Power of Attorney (included on the signature page of this
               Registration Statement).


Item 17.  Undertakings.


(a)  The undersigned registrant hereby undertakes:


         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (d)  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Herndon, Virginia, on January 7, 1998.



                                      WORLD AIRWAYS, INC.



                                      By:  /s/ T. Coleman Andrews, III
                                           ------------------------------------
                                           T. Coleman Andrews, III
                                           Chairman of the Board and
                                            Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signature                               Title                                     Date
---------                               -----                                     ----

                *                       Director, President and Chief             January 7, 1998
------------------------------------    Executive Officer
Russell L. Ray, Jr.

                *                       Chief Financial Officer                   January 7, 1998
------------------------------------    (Principal Financial and Accounting
Jim Douglas                             Officer)

/s/ T. Coleman Andrews, III             Director, Chairman of the Board           January 7, 1998
------------------------------------
T. Coleman Andrews, III

                *                       Director                                  January 7, 1998
------------------------------------
A. Scott Andrews
                                        Director                                  January 7, 1998
------------------------------------
Wan Malek Ibrahim

------------------------------------    Director, Executive Vice President        January 7, 1998
Ahmad M. Khatib                         Marketing and Sales

                *                       Director                                  January 7, 1998
------------------------------------
Peter M. Sontag

                                        Director                                  January 7, 1998
------------------------------------
Lim Kheng Yew

                *                       Director                                  January 7, 1998
------------------------------------
John C. Backus, Jr.


*By: /s/ T. Coleman Andrews, III
    --------------------------------
    T. Coleman Andrews, III
    Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit
Number         Description
------         -----------
   *5.1        Opinion of Hunton & Williams regarding the legality of the securities being registered.

  *23.1        Consent of KPMG Peat Marwick LLP.

  *23.2        Consent of Hunton & Williams (included in Exhibit 5.1).

  *24.1        Power of Attorney.

----------------------
  *  Previously Filed.